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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference, in this Post-Effective Amendment No. 35 to the Registration Statement(Form N-1A, No. 002-094479) of our report dated February 10, 2006, on the financial statements and financial highlights of Jefferson Pilot Variable Fund, Inc., included in the 2005 Annual Report to Shareholders.

                                        Ernst & Young LLP

Boston, Massachusetts
April 21, 2006